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                                                                 Exhibit 13(aaa)

                      FORM OF EXPENSE LIMITATION AGREEMENT

[October 2, 2008]

Janus Investment Fund
151 Detroit Street
Denver, Colorado 80206

Ladies and Gentlemen:

As you know, Section 5 of our Investment Advisory Agreement provides for compensation payable to Janus Capital Management LLC ("JCM") with respect to [FUND]. This letter is to inform you that JCM will waive all or a portion of its fee, as applicable, from [JULY 6, 2009] until [NOVEMBER 1, 2010], under the following conditions:

     In the event the operating expenses allocated to any class of the Fund [(excluding any expenses of an underlying fund)], including the amount payable to JCM pursuant to Section 5 of the Investment Advisory Agreement, for any fiscal year ending on a date on which this Agreement is in effect, exceed [____%] [SEE ATTACHED SCHEDULE] of the Fund's average daily net assets, JCM shall reduce its fee payable with respect to the Fund by the extent of such excess, and/or shall reimburse the Fund (or class as applicable) by the amount of such excess; provided, however, there shall be excluded from such expenses the fees payable by Class A Shares, Class C Shares, Class R Shares and Class S Shares of the Fund pursuant to a Rule 12b-1 Plan, the administrative services fee payable by Class R Shares, Class S Shares, Class D Shares and Class T Shares of the Fund pursuant to the Transfer Agency Agreement, the "Performance Adjustment" if the Fund has a performance-based investment advisory fee, as well as the amount of any items not normally considered operating expenses such as interest, dividends, taxes, brokerage commissions and extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs, acquired fund fees and expenses and any indemnification related thereto) paid or payable by the Fund. Operating expenses shall be calculated net of balance credits and similar offset arrangements (excluding any directed brokerage arrangements). Whenever the expenses allocated to any class of the Fund exceed a pro rata portion of the applicable annual expense limitations, the estimated amount of reimbursement under such limitations shall be offset against the monthly payment of the fee due to JCM and/or by JCM to the Fund (or applicable class). The waiver or reimbursement shall be allocated to each class of the Fund in the same manner as the underlying expenses or fees were allocated.

     [For any reimbursement paid by JCM to the Fund or any fee reduction by JCM pursuant to this letter, for a three year period commencing with operations of the Fund, JCM shall be permitted to recoup such reimbursement or fee reduction from the Fund, provided that at no time during the term of this letter shall the expenses allocated to the

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     Fund, with the exceptions noted above, exceed __% of average daily net assets. This provision survives the term of this letter.]

     This waiver/reimbursement will continue in effect until [November 1, 2010], unless otherwise terminated, revised or extended. This waiver/reimbursement is applicable only to the Fund and shall not be applicable to any other series of Janus Investment Fund, whether now existing or hereafter created.

JANUS CAPITAL MANAGEMENT LLC           JANUS INVESTMENT FUND


By:                                    By:
    --------------------------------       -------------------------------------

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                                    SCHEDULE

                 FUND                    EXPENSE LIMIT
                 ----                    -------------
Balanced Fund                                0.76%
Contrarian Fund                              0.89%
Enterprise Fund                              0.90%
Flexible Bond Fund                           0.55%
Forty Fund                                   0.78%
Research Core Fund                           0.66%
Global Real Estate Fund                      1.25%
Growth and Income Fund                       0.73%
High-Yield Fund                              0.78%
INTECH Risk-Managed Growth Fund              0.90%
INTECH Risk-Managed International Fund       1.00%
INTECH Risk-Managed Core                     0.89%
INTECH Risk-Managed Value Fund               0.75%
International Equity Fund                    1.25%
International Forty Fund                     1.25%
Janus Fund                                   0.78%
Long/Short Fund                              1.75%
Perkins Mid Cap Value Fund                   0.86%
Modular Portfolio Construction Fund          0.45%
Orion Fund                                   0.90%
Overseas Fund                                0.92%
Perkins Large Cap Value Fund                 1.00%
Short-Term Bond Fund                         0.55%
Perkins Small Cap Value Fund                 0.96%
Smart Portfolio-Conservative Fund            0.40%
Smart Portfolio-Growth Fund                  0.45%
Smart Portfolio-Moderate Fund                0.39%
Triton Fund                                  1.05%
Worldwide Fund                               1.00%